Exhibit 10.2

PROMISSORY NOTE

$750,000	August 13, 2010

THIS PROMISSORY NOTE is a duly authorized and validly issued promissory note of WILLIAM RAST LICENSING, LLC, a California limited liability company, having its principal place of business at 1212 South Flower Street, Fifth Floor, Los Angeles, California 90015 (the "Company").

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of MOBILITY SPECIAL SITUATIONS I, LLC, a California limited liability company ("Mobility"), or its successors and assigns (together with Mobility, the "Holder"), the principal sum of Seven Hundred Fifty Thousand Dollars ($750,000) (the "Principal Amount"), together with interest thereon and other amounts payable hereunder at the times and on the dates set forth herein and in any event no later than the Maturity Date.

Capitalized terms used herein without definition have the meanings set forth on Exhibit A hereto.  This Note is subject to the following additional provisions:

Section 1.              Advance of Funds: Conditions to Advance.

(a)           On the Original Issue Date, the Holder shall advance to the Company by wire of immediately available funds the Principal Amount less any amounts that may be deducted therefrom by agreement between the Holder and the Company or otherwise pursuant to the terms of this Note.

(b)           Prior to the Holder having the obligation of making the foregoing advance, the following shall have occurred to the satisfaction of the Holder in its sole discretion:

i.             this Note shall have been duly executed and delivered by the Company to the Holder;

ii.            the Guaranty shall have been duly executed and delivered by the Guarantors to the Holder;

iii.          the Security Agreements shall have been duly executed and delivered by the Loan Parties to the Holder;

iv.           the Holder shall have received a release agreement executed by the Loan Parties, in form and substance satisfactory to the Holder;

v.            the Holder shall have received proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Holder may deem necessary or desirable in order to perfect the Liens created under the Security Agreements, covering the collateral described in the Security Agreements;

vi.           the Holder shall have received evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreements that the Holder may deem necessary or desirable in order to perfect the Liens created thereby;

vii.          the Holder shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of responsible officers of each Loan Party as the Holder may require evidencing the identity, authority and capacity of each responsible officer thereof authorized to act in connection with the Transaction Documents to which such Loan Party is a party;

viii.         the Holder shall have received such documents and certifications as the Holder may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

ix.           the Holder shall have received a certificate of a responsible officer of each Loan Party (A) attaching true, correct and complete copies of each licensing agreement to which such Loan Party is a party and certifying that each such licensing agreement is in full force and effect on the Original Issue Date,  and (B) either (1) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Transaction Documents to which it is a party, and stating that such consents, licenses and approvals are in full force and effect, or (2) stating that no such consents, licenses or approvals are so required; and

x.            the Holder shall have received such other assurances, certificates, documents, consents or opinions as it may reasonably require.

(c)           The delivery of the foregoing documents and the advance of funds by Mobility to the Company shall occur on the Original Issue Date in accordance with, and subject to, the terms and conditions hereof, at the offices of Mobility as follows: Mobility Special Situations I, LLC, 15260 Ventura Blvd., Sherman Oaks, CA 91403.

Section 2.              Payment of Principal and Interest; Security; Prepayments.

(a)           Payment of Principal.  The Principal Amount shall be paid in full by the Company on the Maturity Date or, if earlier, upon acceleration of this Note in accordance with the terms hereof.  Any amount of principal repaid or prepaid hereunder may not be reborrowed.

(b)           Payment of Interest.  From the Original Issue Date until paid in full, interest on the aggregate outstanding Principal Amount shall accrue at the rate of 8.00% per annum.  Interest shall be payable by the Company to the Holder monthly in arrears on each Interest Payment Date (commencing on September 1, 2010) and on the Maturity

Date.  Upon and after the occurrence of an Event of Default (as defined below), the Principal Amount, unpaid interest and other unpaid amounts under this Note shall, at the election of the Holder in its sole and absolute discretion or automatically and without further action of the Holder if a Bankruptcy Event has occurred, bear interest at the lesser of 14.00% per annum or the Maximum Rate (as defined below).  All accrued interest that is not paid when due (i) shall be due and payable by the Company on demand (or automatically and without further action of the Holder if a Bankruptcy Event has occurred), (ii) shall be capitalized into the Principal Amount on a daily basis and (iii) shall bear interest at the same interest rate per annum as the Principal Amount.

(c)           Interest Calculations.  Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the Principal Amount (together with all accrued and unpaid interest and other amounts which may become due hereunder) has been made.

(d)           Voluntary Prepayment.  The Company may prepay all or any portion of the Principal Amount, without penalty or premium, upon at least ten days' prior written notice to the Holder (the  "Prepayment Amount").  Any prepayment of the Principal Amount shall be accompanied by all accrued and unpaid interest on the amount prepaid.

(e)           Mandatory Prepayments.

i.           If the Company Disposes of any property or asset (other than any Disposition of inventory, or other assets in the ordinary course of business) which results in the realization by the Company of Net Cash Proceeds, the Company shall prepay the Principal Amount by an amount equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by the Company.

ii.          If the Company receives any Extraordinary Receipt, the Company shall prepay the Principal Amount by an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Company.

iii.         The Company shall prepay the Principal Amount by an amount equal to 100% of the Gross Proceeds received by the Loan Parties, or any one or more of them, under or with respect to any and all licensing agreements (including, without limitation, any license agreement entered into with Viva Optique, Inc.), whether now existing or hereafter arising, immediately upon receipt of such Gross Proceeds by the applicable Loan Party.

(f)           Application of Payments.  Notwithstanding anything to the contrary contained herein or in any other Transaction Document, all payments and prepayments made by the Company shall be applied to principal, interest, fees and other charges due the Holder hereunder in such order of priority as the Holder shall elect.

(g)           Security.  The obligations of the Company under this Note are secured by the collateral identified in the Borrower Security Agreement and guarantied by the Guarantors under the Guaranty (which is secured by the collateral identified in the Guarantor Security Agreement).

(h)           Use of Proceeds.  The proceeds of this Note shall be used by the Loan Parties for working capital and for general corporate purposes of the Company.  The proceeds of this Note shall not be used to make or pay any dividend or distribution or to redeem any common stock or securities convertible, exercisable or exchangeable into common stock.

Section 3.              Representations and Warranties.  The Company hereby represents and warrants to the Holder as follows:

(a)           The Company has been duly organized and is validly existing under the laws of its jurisdiction of organization, is in good standing or duly qualified as a limited liability company in all jurisdictions where the conduct of its business so requires, and has all requisite power and authority to execute, deliver and perform its obligations under this Note and all other Transaction Documents to which it is a party.  The Company does not directly or indirectly own or have any investment in the capital stock of or any proprietary interest in any Person, except as set forth in Schedule 2 to this Note.  The Company does not have any subsidiaries except as set forth in Schedule 2 of this Note.  Each of this Note and all other Transaction Documents have been duly authorized, executed and delivered by the Company and constitute its legal, valid and binding obligation, enforceable against the Company in accordance with the terms hereof and thereof.  The execution, delivery and performance by the Company of this Note and all other Transaction Documents to which it is a party, and the incurrence by the Company of the obligations hereunder and thereunder, do not contravene or conflict with the Company's articles of organization, operating agreement or any law applicable to the Company or other instrument binding on or otherwise affecting the Company or give rise to any lien, security interest or other charge or encumbrance (other than in favor of the Holder) upon any of the Company's properties.  No consent or approval of or notice to or filing with any governmental authority or other third party is or will be required as a condition to the validity or enforceability of this Note or the other Transaction Documents, other than such consents which have been obtained and are in full force and effect.

(b)           The Company has good and marketable title to the assets disclosed in its most recent Restated Financial Reports (as defined below).  The Company is in compliance in all material respects with all laws and regulatory requirements to which it or its properties are subject.  Except as set forth in the Restated Financial Reports, there is no litigation pending, or, to the knowledge of the Company, threatened against the Company that could reasonably be expected to have a Material Adverse Effect.  The Company's principal place of business and registered office are the addresses set forth at the beginning of this Note.  The Company has paid all federal, foreign, state and local taxes required to be paid by it on or prior to the date they were due.  All documents, instruments and other written material heretofore or hereafter furnished to the Holder pursuant to the terms of any Transaction Document contain no misstatements of a material fact and do not fail to disclose any material fact and the Company has not failed to disclose to the Holder any material information.

(c)           The Company has delivered to the Holder true, correct and complete copies of its audited financial statements for the fiscal year ended December 31, 2009 (as restated), and its unaudited financial statements for the fiscal quarter ended June 30, 2010 (as restated) (collectively, the "Restated Financial Reports").  None of the Restated Financial Reports, as of their restatement date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Restated Financial Reports comply in all material respects with applicable accounting requirements as in effect at the date of such Restated Financial Reports.  Such Restated Financial Reports have been prepared in accordance with GAAP (except as may be otherwise specified therein and except that unaudited financial statements may not contain all footnotes required by GAAP) and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(d)           Since December 31, 2009 and except as set forth in the Restated Financial Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP and (C) $10,000 of unsecured indebtedness in the aggregate, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or affiliate.  The Restated Financial Reports set forth as of the date hereof all material outstanding secured and unsecured Indebtedness of the Company, or for which the Company has commitments, other than $10,000 of unsecured indebtedness in the aggregate incurred subsequent thereto.  The Company is not in default with respect to any Indebtedness.

(e)           Except as disclosed in the Restated Financial Reports, the Company is not a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Securities and Exchange Commission (collectively, "Material Agreements") if the Company were registering securities under the Securities Act of 1933, as amended (the "Securities Act").  The Company has, in all material respects, performed all the obligations required to be performed by it to date under the foregoing agreements, has received no notice of default and is not in default under any other Material Agreement now in effect, the result of which could cause a Material Adverse Effect.

(f)           Except as disclosed in the Restated Financial Reports, there are no material loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company or any of its customers or suppliers on the one hand, and (b) on the other hand, any executive officer,

5% or greater stockholder (other than another Loan Party), director or employee of the Company or, to the knowledge of the Company, any member of the immediate family of such persons or any corporation or other entity controlled by such persons or their immediate family members.

(g)           The Company is not, and is not an affiliate of, and immediately after the transactions contemplated hereby, will not be an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(h)           The Company has not received notice of a default and is not in default under, or with respect to, any contractual obligation, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

(i)           The Company, by reason of its own business and financial experience or that of its professional advisers, has the capacity to protect its own interests in connection with this Note, the Transaction Documents and the transactions contemplated hereunder and thereunder.

Section 4.             Covenants.  As long as any portion of this Note remains outstanding or any obligation under any Transaction Document remains outstanding, the Company agrees as follows:

(a)           other than Permitted Liens, the Company shall not enter into, create, incur, assume or suffer to exist any Lien on or with respect to any of its assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.  For the avoidance of doubt, the Company shall not enter into, create, incur, assume or suffer to exist any Lien, other than the Liens in favor of Holder, on any  license agreement (including, without limitation, any license agreement entered into with Viva Optique, Inc.) or on the proceeds or product of any of the foregoing (including, without limitation, any account receivable arising therefrom or related thereto);

(b)           the Company shall not amend its organizational documents, including without limitation, its articles of organization or operating agreement, in any manner that adversely affects any rights of the Holder;

(c)           the Company shall comply with its obligations under this Note and the other Transaction Documents;

(d)           the Company shall comply with law and duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets;

(e)           the Company shall not declare or pay any dividends or make any distributions to any holder(s) of shares, membership interests or other equity security of the Company;

(f)           the Company shall not (i) merge or consolidate with any Person or sell all its assets or any substantial portion thereof, (ii) Dispose of any property or assets (other than inventory in the ordinary course of business for fair value), (iii) in any way or manner alter its organizational structure or effect a change of entity, (iv) purchase or otherwise acquire any equity interests in any other Person or all or substantially all of the property of any other Person; or (v) make any investments other than in the form of cash equivalents;

(g)           the Company shall promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company except for such failures to pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor;

(h)           the Company shall maintain in full force and effect its limited liability company existence, rights and franchises and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business;

(i)           the Company shall conduct its businesses in a manner so that it will not become subject to the Investment Company Act of 1940, as amended;

(j)           the Company shall not make any payment on any indebtedness owed to any member, manager, officers, directors or affiliates of the Company, except that the Company may make regularly scheduled payments of principal and interest with respect to such indebtedness (on the existing terms of such indebtedness as of the Original Issue Date without further amendment or acceleration), provided no Event of Default has occurred and is continuing or would result therefrom;

(k)           within 30 days of the Original Issue Date, the Company shall cause the landlord under the lease of the premises comprising its principal place of business to execute a collateral access agreement, in form and substance satisfactory to the Holder in its sole and absolute discretion, subordinating such landlord's lien on the personal property assets of the Company located on such premises and granting the Holder reasonable access to the premises;

(l)           the Company shall assure that the properties of the Loan Parties are insured with financially sound and reputable insurance companies not affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.  Promptly, but in any event not later than 30 days after Holder's request for the same, the Company shall deliver to Holder evidence that all insurance required to be maintained pursuant to the Transaction

Documents has been obtained and is in effect, together with certificates of insurance, naming Holder as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute collateral;

(m)          the Company shall pay, no later than September 1, 2010, all out-of-pocket expenses incurred by the Holder (including the fees, charges and disbursements of counsel for the Holder), in connection with the preparation, negotiation, execution, and delivery of this Note and the other Transaction Documents;

(n)           promptly but in any event within 5 Business Days after the Original Issue Date, the Company shall cause the delivery to the Holder of the certificates representing the pledged equity interests referred to in the Borrower Security Agreement and the Guarantor Security Agreement accompanied by undated stock powers executed in blank;

(o)           the  Company shall deliver to the Holder:

i.           as soon as available or prepared, all balance sheets and all statements of income or operations, changes in shareholders' equity, and cash flows prepared by the Company or its subsidiaries or management of the Company and its subsidiaries, and all such financial statements shall be certified by the chief executive officer, chief financial officer, treasurer or controller or similar officer of the Company as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Company and its subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

ii.          promptly upon the Holder's request, a detailed aging of the Company's receivables and payables by invoice and/or a summary aging by account debtor or vendor, as specified by the Holder;

iii.         promptly upon the Holder's request, statements from the applicable bank or depository with respect to each deposit, securities, or other brokerage account owned or held by the Company;

iv.          promptly upon the Holder's request, copies of all minutes, consents and other materials (including, without limitation, any detailed audit reports, management letters or recommendations) submitted to the board of directors or similar governing body of any Loan Party in connection with any meeting of such board of directors or similar governing body;

v.           promptly upon the Holder's request, such other books, records, financial statements, tax returns, investment statements, lists of property and accounts, budgets, forecasts or reports as to the Loan Parties as the Holder may request;

vi.          immediately upon the occurrence of the same, notice of the occurrence of any Event of Default;

vii.        immediately upon the occurrence of the same or receipt of the same, notice of any event, transaction or receipts that give rise to a mandatory prepayment obligation under this Note; and

viii.       immediately upon knowledge of the same, notice of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 5.                      Events of Default.

(a)           "Event of Default" means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or, regulation of any administrative or governmental body):

i.           any default in the payment of (A) the principal amount of this Note or (B) interest or other amounts owing to the Holder on this Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise);

ii.          any Loan Party shall fail to observe or perform any other covenant or agreement contained in this Note which failure is not cured, if possible to cure, within the earlier to occur of (A) three days after notice of such failure sent by the Holder and (B) five days after the Loan Party has become or should have become aware of such failure;

iii.         a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents (other than this Note), or the failure or invalidity of any of the Transaction Documents;

iv.          any representation or warranty made in this Note, any other Transaction Document, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder shall be untrue or incorrect in any respect as of the date when made or deemed made;

v.           any Loan Party shall be subject to a Bankruptcy Event;

vi.          any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

vii.         any monetary judgment, writ or similar final process shall be entered or filed against any Loan Party or any of its property or other assets for more than $10,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 30 calendar days;

viii.       any Material Adverse Effect shall have occurred;

ix.         any Change of Control occurs;

x.           any Loan Party shall fail to observe or perform any covenant or agreement contained in the APA Documents; or

xi.         any material license agreement (whether now existing or hereafter arising, including, without limitation, any license agreement entered into with Viva Optique, Inc.) is terminated, cancelled or breached by any party thereto.

(b)           Remedies Upon Event of Default.  If any Event of Default occurs, the entire unpaid principal amount of this Note plus accrued and unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder's election in its sole and absolute discretion, immediately due and payable upon written notice to the Company, except that, with respect to a default under Section 5(a)(v) above, no such notice shall be required and such acceleration shall be automatic and immediate.  In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand or protest of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law and the Transaction Documents.  Such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as the holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 5(b).  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 6.              Miscellaneous.

(a)           Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be delivered to the address of the Company's principal place of business set forth above.  Notices to the Holder shall be delivered to the address set forth in Section 1(c).

(b)           Absolute Obligation.  No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of,

and accrued interest, as applicable, on this Note at the time, place, and rate herein prescribed.  This Note is a direct, unconditional and secured debt obligation of the Company.  All payments to be made by the Company hereunder and under the other Transaction Documents shall be made, in lawful money of the United States of America, and without condition or deduction for any counterclaim, defense, recoupment or setoff.

(c)           Lost or Mutilated Note.  If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed.

(d)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflict of laws thereof.

(e)           SUBMISSION TO JURISDICTION.  EACH LOAN PARTY  IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES COUNTY AND OF THE UNITED STATES DISTRICT COURT SITTING IN LOS ANGELES COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH LOAN PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS NOTE OR IN ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT THAT THE HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(f)           WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (E) OF THIS SECTION.  EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE

OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(g)           SERVICE OF PROCESS.  EACH LOAN PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY MAILING OF A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO THE ADDRESS FOR NOTICES SET FORTH IN SECTION 6(A) OF THIS NOTE.  NOTHING IN THIS NOTE WILL AFFECT THE RIGHT OF ANY LOAN PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(h)           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS NOTE AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(i)           Expenses.  If the Company or the Holder shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys' fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(j)           Judicial Reference.  If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Note or any other Transaction Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a "provisional remedy" as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Sections 6(k) and 6(q) below, the Company shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

(k)           Costs of Preparation and Collection.  The Company agrees to pay all costs and expenses, including the fees and expenses of any attorneys, accountants and other experts retained by the Holder, which are expended or incurred by the Holder in connection with (a) the preparation, negotiation, execution and delivery of this Note and the other Transaction Documents; (b) the enforcement of this Note or the collection of any sums due hereunder, whether or not suit is commenced; (c) any actions for declaratory relief in any way related to this Note; (d) the protection or preservation of any rights of the Holder under this Note; (e) any actions taken by the Holder in negotiating any amendment, waiver, consent or release of or under this Note; (f) any actions taken in reviewing the Loan Parties' financial affairs if an Event of Default has occurred; (g) the Holder's participation in any refinancing, restructuring, bankruptcy or insolvency proceeding involving any Loan Party; (h) verifying, maintaining, or perfecting any security interest or other lien granted to the Holder in any collateral; (i) any effort by the Holder to protect, assemble, complete, collect, sell, liquidate or otherwise dispose of any collateral, including in connection with any action or proceeding; or (j) any refinancing or restructuring of this Note, including, without limitation, any restructuring in the nature of a "work out" or in any insolvency or bankruptcy proceeding.  All sums due to the Holder pursuant to this clause (k) shall be due and payable immediately without demand and shall bear interest at the same rate as then applicable to the Principal Amount.

(l)           Waiver.  Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note.  The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.  Any waiver by the Holder must be in writing.

(m)          Severability.  If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(n)           Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(o)           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(p)           Usury.  To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by the Holder in order to enforce any right or remedy under any Transaction Document; provided that, notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (taking into account any exemptions or exceptions under applicable law) (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate.  It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law.  If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Holder with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Holder's election.

(q)           Indemnification.  The Company will indemnify and hold the Holder harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Note or any other Transaction Document, (b) any credit extended or committed by the Holder to the Company hereunder, and (c) any litigation or proceeding related to or arising out of this Note, any other Transaction Document, or any such credit.  This indemnity includes but is not limited to reasonable attorneys' fees.  This indemnity extends to the Holder, its affiliates, partners, directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Company's obligations to the Holder.  All sums due to the Holder under this clause (q) shall be due and payable immediately without demand and shall bear interest at the same rate as then applicable to the Principal Amount.

(r)           Successors and Assigns; Assignments and Participations.

i.           This Note shall be binding upon and inure to the benefit of the Company and the Holder and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Note or any other Transaction Document without the prior written consent of the Holder.

ii.          The Holder may, at any time and from time to time without the consent of the Company, assign or transfer to one or more Persons, or sell participations in, all or any portion of this Note.  The term "Holder" as used herein shall initially mean Mobility and shall also include any transferee of this Note.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

WILLIAM RAST LICENSING, LLC, a California limited liability company By: Name: Title:
ACKNOWLEDGED AND ACCEPTED:

MOBILITY SPECIAL SITUATIONS I, LLC,
a California limited liability company

By:           ___________________________
Name:      ___________________________
Title:        ___________________________

EXHIBIT A

(Certain Defined Terms)

"APA Documents" means that certain Asset Purchase Agreement of even date herewith entered into by and among ECA Holdings II, LLC, New Media Retail Concepts, LLC, People's Liberation, Inc., and Versatile Entertainment, Inc., and each other agreement, instrument or document executed by any of the Loan Parties (or any one or more of them) in connection with such Asset Purchase Agreement, in each case as amended, restated, supplemented, extended or otherwise modified from time to time.

"Bankruptcy Event" means any of the following events: (a) any Loan Party commences a case or other proceeding under any Debtor Relief Law; (b) there is commenced against any Loan Party any case or proceeding under any Debtor Relief Law that is not dismissed within 30 calendar days after commencement; (c) any Loan Party is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) any Loan Party suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 30 calendar days after such appointment; (e) any Loan Party makes a general assignment for the benefit of creditors; (f) any Loan Party calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) any Loan Party, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate, limited liability company or other action for the purpose of effecting any of the foregoing.

"Borrower Security Agreement" means the Borrower Security Agreement of even date herewith made by the Company in favor of the Holder, as amended, restated, supplemented, extended or otherwise modified from time to time.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, California.

"Change of Control" means an event or series of events by which:

(a) Colin Dyne ceases to be (i) the Chief Executive Officer of People's Liberation, Inc., (ii) the sole manager of William Rast Licensing, LLC, or (iii) the sole manager of  William Rast Sourcing, LLC;

(b) Darryn Barber ceases (i) to be the Chief Financial Officer and President of People's Liberation, Inc. or (ii) to have the same title and position with the Company, William Rast Sourcing, LLC, and William Rast Retail, LLC, as he currently holds on the Original Issue Date;

(c)  People's Liberation, Inc., ceases to directly own and control, legally and beneficially, all of the equity interests in Versatile Entertainment, Inc., and all of the equity interests in Bella Rose, LLC;

(d)  William Rast Sourcing, LLC ceases to directly own and control, legally and beneficially, all of the equity interests in William Rast Retail, LLC; or

(e)  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Colin Dyne or Gerard Guez becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 25% or more of the equity securities of People's Liberation, Inc., entitled to vote for members of the board of directors or equivalent governing body of People's Liberation, Inc., on a fully-diluted basis (and taking into account all such securities that such "person" or "group" has the right to acquire pursuant to any option right).

"Company" has the meaning set forth in the first paragraph of this Note.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

"Extraordinary Receipt" means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"Gross Proceeds" means, with respect to any agreement, transaction, litigation or settlement, the sum of cash and cash equivalents received in connection with such agreement, transaction, litigation or settlement (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise).

"Guarantor Security Agreement" means the Guarantor Security Agreement of even date herewith made by the Guarantors in favor of the Holder, as amended, restated, supplemented, extended or otherwise modified from time to time.

"Guarantors" means People's Liberation, Inc., a Delaware corporation, Versatile Entertainment, Inc., a California corporation, Bella Rose, LLC, a California limited liability company, William Rast Sourcing, LLC, a California limited liability company, and William Rast Retail, LLC,  a California limited liability company, and their respective successors and assigns.

"Guaranty" means the Guaranty of even date herewith made by the Guarantors for the benefit of the Holder, as amended, restated, supplemented, extended or otherwise modified from time to time.

"Indebtedness" means, with respect to any Person at any particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:  (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments and all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products; (c) all capital lease obligations of such Person; (d) all obligations or liabilities secured by a lien or encumbrance on any asset of such Person, irrespective of whether such obligation or liability is assumed by such Person; (e) all obligations of such Person for the deferred purchase price of assets; (f) all synthetic leases of such Person; and (g) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other Person; provided, however, Indebtedness shall not include (x) usual and customary trade debt incurred in the ordinary course of business and (y) endorsements for collection or deposit in the ordinary course of business.

"Interest Payment Date" means the first Business Day of each calendar month.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan Parties" means the Company and the Guarantors.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Loan Party or the Loan Parties taken as a whole; (b) a material impairment of the rights and remedies of the Holder under any Transaction Document, or of the ability of any Loan Party to perform its obligations under any Transaction Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Transaction Document to which it is a party.

"Maturity Date" means February 13, 2012.

"Net Cash Proceeds" means, with respect to any Disposition by any Loan Party, or any Extraordinary Receipt received or paid to the account of any Loan Party, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Transaction Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such transaction.

"Note" means this Promissory Note, as amended, restated, supplemented, extended or otherwise modified from time to time.

"Original Issue Date" means August 13, 2010, regardless of any transfers of this Note and regardless of the number of instruments which may be issued to evidence this Note.

"Permitted Lien" means, with respect to any Loan Party, the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of such Loan Party's business (such as carriers', warehousemen's and mechanics' Liens, statutory landlords' Liens, and other similar Liens), and which (x) do not individually or in the aggregate materially detract from the value of such Loan Party's property or assets or materially impair the use thereof in the operation of such Loan Party's business or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens granted to the Holder pursuant to the Security Agreements, and (d) existing Liens set forth on Schedule 1 attached hereto (but not any refinancing or replacement Liens related thereto).  For the avoidance of doubt, other than the Liens expressly set forth on Schedule 1 with respect to Indebtedness outstanding on the Original Issue Date, the Lien of any factor or any financier shall not be a "Permitted Lien" unless otherwise consented to in writing by the Holder.

"Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority or other entity of any kind.

"Security Agreements" means the Borrower Security Agreement and the Guarantor Security Agreement.

"Transaction Documents" means this Note, the Guaranty, the Security Agreements, each other agreement, instrument or document executed by the Loan Parties (or any one or more of them) that creates or purports to create or perfects a Lien in favor of the Holder, and each other instrument, document or agreement now or hereafter executed by any Loan Party in favor of the Holder in connection with this Note, in each case as amended, restated, supplemented, extended or otherwise modified from time to time.